JOINT FILER INFORMATION

NAME:    Frost Gamma Investments Trust

ADDRESS:   4400 Biscayne Blvd
    Miami, FL 33137

Designated Filer:  Phillip Frost, M.D.

Issuer and Ticker Symbol:  Opko Health, Inc. (OPK)

Date of Event Requiring
Statement:   December 6, 2007

FROST GAMMA INVESTMENTS TRUST

 by: /s/ Phillip Frost, M.D., Trustee
  ________________________________

  Phillip Frost, M.D., Trustee